Exhibit 99.1

Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: December 5, 2024

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
INCREASE AND EXTENSION OF REVOLVING SECURED WAREHOUSE FACILITY

Southfield, Michigan – December 5, 2024 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today that we have increased the amount of Warehouse Facility V (the “Facility”), one of our revolving secured warehouse facilities, from $200.0 million to $250.0 million. We also extended the date on which the Facility will cease to revolve from December 29, 2025 to December 29, 2027. The maturity of the Facility was also extended from December 27, 2027 to December 27, 2029. The interest rate on borrowings under the Facility has decreased from the Secured Overnight Financing Rate (“SOFR”) plus 245 basis points to SOFR plus 185 basis points.

There were no other material changes to the Facility. As of December 5, 2024, we did not have a balance outstanding under the Facility.

Description of Credit Acceptance Corporation

We make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.